SECOND AMENDMENT TO SUBORDINATED LOAN AGREEMENT

THIS SECOND AMENDMENT TO SUBORDINATED LOAN AGREEMENT (this "Second Amendment") is dated as of November 30, 1998 among SNAKE RIVER SUGAR COMPANY, an Oregon cooperative (the "Company"), and VALHI, INC., a Delaware corporation ("Valhi"), and is made with reference to that certain Subordinated Loan Agreement dated January 3, 1997, as amended and restated May 14, 1997 (the "Existing Agreement" and as further amended by this Second Amendment the "Subordinated Loan Agreement"), pursuant to which the Company issued and sold to Valhi certain Senior Subordinated Notes due April 30, 2010 (the "Subordinated Debt"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Amended Note Agreements, as defined below.

WHEREAS, the Company has entered into those certain separate and several Note Purchase Agreements (collectively, the "Original Note Agreements") dated May 14, 1997, with each of the holders of the Notes (the "Noteholders") issued pursuant thereto; and

WHEREAS, the Company, Valhi, the Noteholders and First Security Bank, National Association, as Collateral Agent for the Noteholders, have entered into that certain Subordination Agreement dated as of May 14, 1997 (the Subordination Agreement"), pursuant to which payments on the Subordinated Debt were made expressly subordinate to payments to the Noteholders under the Original Note Agreements; and

WHEREAS, the Original Note Agreements have been amended by the parties thereto by means of a First Amendment to Note Purchase Agreements (the "First Amendment to Note Purchase Agreement") dated as of the date hereof (as so amended, the "Amended Note Agreements"), and Company and Valhi desire to make certain corresponding amendments to, and enter into certain agreements with respect to, the terms and provisions of the Subordinated Loan Agreement;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Acknowledgement: The parties hereto acknowledge that, were it not for the terms of the First Amendment to Note Purchase Agreement, an Event of Default would exist under the terms of the Original Note Agreements, which Event of Default would constitute a Specified Default under the Subordination Agreement.

          2. Waiver of Certain Events of Default: Valhi hereby waives all rights and remedies otherwise available to it pursuant to Section 12 of the Subordinated Loan Agreement as a result of the Company's failure to comply with the payment provisions set forth in subsection 8.1(b) thereof with respect to
(a) amounts that are not permitted by the terms of the Amended Note Agreements to be paid by the Company, and (b) amounts not paid as a result of the operation of Section 3 below. Valhi hereby waives the breach by the Company of Sections 10.8(a), 10.8(b), 10.8(c), 10.8(d) and 10.8(g) of the Existing Agreement for all periods to and including November 29, 1998, provided that the Company would have been in compliance with such Sections, as amended by this Amendment, during the relevant period(s).

               3.   No Further Payments on Subordinated Debt:
                    3.1. Valhi and the Company hereby agree, and Noteholders hereby acknowledge, that, notwithstanding the absence of a Default or an Event of Default under the Amended Note Agreements which would constitute a Specified Default under the Subordination Agreement, and notwithstanding the provisions of Section 8.1(b) of the Subordinated Loan Agreement, Valhi shall not be entitled to receive, and the Company shall not make, any further payments on the Subordinated Debt except as permitted by Section 10.5 of the Amended Note Agreements, unless and until (a) the Company achieves full compliance with the Original Covenants (as defined in the First Amendment to Note Purchase Agreement) for a period of four consecutive fiscal quarters ending on the last day of a fiscal year of the Company, (b) such compliance is evidenced by audited financial statements and an Officer's Certificate delivered by the Company to the Noteholders in accordance with Sections 7.1 and 7.2(a), respectively, of the Amended Note Agreements and (c) the Company makes the election set forth in clause (i) of the fourth full paragraph of Section 1.2(b) of the First Amendment to Note Purchase Agreement; provided that Valhi shall be entitled to receive, and the Company may pay to Valhi, the amount of $2,864,844 representing interest accrued on the Subordinated Debt through December 31, 1997; and provided, further, that any and all payments on the Subordinated Debt which are made following satisfaction of the conditions set forth in clauses (a) through (c) above may be made only in accordance with the Original Covenants and all other covenants and conditions set forth in the Transaction Documents.

                    3.2. Upon satisfaction of all conditions set forth in subsections 3.1(a), 3.1(b) and 3.1(c) above, the Company shall promptly pay to Valhi within five Business Days all amounts which the Company would otherwise have been obligated to pay to Valhi absent this Second Amendment; provided that no Default or Event of Default under the Amended Note Agreements shall exist or result from such payments.

               4.   Amendments to the Existing Agreement:
                    4.1. Section 10.8(a) of the Existing Agreement shall be and is hereby amended in its entirety to read as follows:
"(a) The Company will not permit, as at the end of each fiscal quarter of the Company, the ratio of Consolidated Senior Debt to Distributable Cash for the period of four LLC fiscal quarters ending on or closest (but prior) to such date to exceed (i) 11.25:1.00 from the date of the Closing to and including November 30, 1997; (ii) 12.00:1.00 from December 1, 1997 to and including May 30, 1999;
(iii) 10.50:1.00 from June 1, 1999 to and including November 30, 1999;
(iv) 7.75:1.00 from December 1, 1999 to and including February 29, 2000; (v) 6.50:1.00 from March 1, 2000 to and including August 31, 2000; (vi) 5.50:1.00 from September 1, 2000 to and including February 28, 2001; (vii) 5.00:1.00 from March 1, 2001 to and including November 30, 2003; (viii) 4.50:1.00 from
December 1, 2003 to and including November 30, 2006; and (ix) 3.50:1.00 thereafter.

                    4.2. Section 10.8(b) of the Existing Agreement shall be and is hereby amended in its entirety to read as follows:
"(b) The Company will not permit, as at the end of each fiscal quarter of the Company, the ratio of Consolidated Total Debt to Distributable Cash for the period of four LLC fiscal quarters ending on or closest (but prior) to such date to exceed (i) 8.00:1.00 from the date of the Closing to and including November 30, 1997; (ii)18.00:1.00 from December 1, 1997 to and including May 30, 1999;
(iii) 16.00:1.00 from June 1, 1999 to and including November 30, 1999;
(iv) 12.00:1.00 from December 1, 1999 to and including February 29, 2000; (v) 11.25:1.00 from March 1, 2000 to and including August 31, 2000; (vi) 11.50:1.00 from September 1, 2000 to and including February 28, 2001; (vii) 7.00:1.00 from March 1, 2001 to and including November 30, 2003; (viii) 6.00:1.00 from
December 1, 2003 to and including November 30, 2006; and (ix) 5.00:1.00 thereafter."

                    4.3. Section 10.8(c) of the Existing Agreement shall be and is hereby amended in its entirety to read as follows:
"(c) The Company will not permit, as at the end of any fiscal quarter of the Company, the ratio of (x) the sum of Distributable Cash for the period of four LLC fiscal quarters ending on or closest (but prior) to such date and Consolidated operating lease and rent payments of the Company and its Subsidiaries for the period of four fiscal quarters ending on such date to (y) Consolidated Fixed Charges to be less than (i) 1.50:1.00 from the date of the Closing to and including November 30, 1997; (ii) 0.50:1.00 from December 1, 1997 to and including May 30, 1999; (iii) 0.60:1.00 from June 1, 1999 to and including November 30, 1999; (iv) 0.85:1.00 from December 1, 1999 to and including February 29, 2000; (v) 1.20:1.00 from March 1, 2000 to and including August 31, 2000; (vi) 1.25:1.00 from September 1, 2000 to and including February 28, 2001; and (vii) 1.75:1.00 at all times thereafter."
                    4.4. The ratio appearing in Section 10.8(d) of the Existing Agreement shall be and is hereby amended to read 1.55:1.00.

                    4.5. The amount "$35,000" appearing in Section 10.8(g) of the Existing Agreement shall be and is hereby amended to read "$105,000 plus fees due and payable in connection with this Amendment."

                    4.6. The definition of "Consolidated Fixed Charges" set forth in Schedule A of the Existing Agreement shall be and is hereby amended by adding the following proviso to the end thereof:
"; provided, that for purposes of Section 10.8(c) of this Agreement, Consolidated Fixed Charges shall not include operating lease payments under leases (the "Operating Leases") of (a) two beet storage buildings constructed subsequent to February 28, 1998 at the Mini-Cassia facility and (b) beet processing equipment related to the beet slice enhancement of the Mini-Cassia facility, so long as such payments (X) are permanently deducted from amounts otherwise payable to members of the Company under Grower Contracts and (Y) do not exceed $3.2 million during any period of twelve consecutive calendar months or $29.0 million in the aggregate."

                    4.7. The definition of "Distributable Cash" set forth in Schedule A of the Existing Agreement shall be and is hereby amended by adding the following proviso to the end thereof:
"; provided that, to the extent that all or any portion of the lease rental payments in respect of the Operating Leases (as defined in the proviso to the definition of Consolidated Fixed Charges) are offset by a permanent reduction in amounts otherwise payable to members of the Company under Grower Contracts, then, for purposes of this definition, Consolidated Net Income of LLC shall be calculated using the Beet Payment (as defined in the Company Agreement, after giving effect to the Second Amendment to Company Agreement; hereafter, as so amended, the "Amended Company Agreement") for the applicable period, rather than the actual lesser payment by the Company for sugarbeets during such period; provided further that, if LLC, pursuant to the Amended Company Agreement, is required to use for any period such actual lesser payment rather than the Beet Payment in calculating Distributable Cash for purposes of the Amended Company Agreement, then, for purposes of this definition, Consolidated Net Income of LLC shall also be calculated in such manner for such period."

                    4.8. The definition of "Permitted Operating Expenses" appearing in Schedule A of the Existing Agreement shall be and is hereby amended in its entirety to read as follows:
"Permitted Operating Expenses" means, with respect to any period, miscellaneous operating expenses of the Company, less the amount of any interest income earned by the Company on Investments permitted under Section 10.9.

                    4.9 If the Company elects, pursuant to Section 10.5 of the Amended Note Agreements, to have the Original Covenants (as defined in the First Amendment to the Note Purchase Agreement) apply, then all covenants contained in the Existing Agreement shall apply for all purposes of the Subordinated Loan Agreement, from and after the last day of the previous fiscal year (after giving effect to the amendments to set forth in Sections 4.5, 4.6, 4.7 and 4.8 of this Second Amendment but not to the amendments set forth in Sections 4.1, 4.2, 4.3 and 4.4 of this Second Amendment, provided that the date "December 1, 2001" set forth in Section 10.8(a)(ii) and in Section 10.8(b)(iii) shall be deemed changed to "December 1, 2000," the date "December 1, 2004" set forth in Section 10.8(a)(iii) and in Section 10.8(b)(iv) shall be deemed changed to "December 1, 2003," and the date "December 1, 2002" set forth in Section 10.8(c)(ii) shall be deemed changed to "December 1, 2001").

               5.   Representation and Warranties:
                    5.1. Valhi Representations and Warranties. Valhi hereby represents and warrants as follows:
                    (a) Organization and Authority. Valhi is an organization duly and validly incorporated and existing and in good standing under the laws of the State of Delaware and has full corporate power to enter into and perform its obligations under this Second Amendment.
                    (b) Authorization; Enforceability. The execution, delivery and performance of this Second Amendment by Valhi are within the corporate power of Valhi and have been duly authorized by all necessary corporate action on the part of Valhi. This Second Amendment is the legally valid and binding agreement of Valhi, enforceable against Valhi in accordance with its terms.
                    (c) No Violation or Conflict. The execution, delivery and performance of this Second Amendment by Valhi do not and will not violate any law or the Certificate of Incorporation or Bylaws of Valhi, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, order, judgment or decree to which Valhi is a party or by which Valhi is bound, which violation, conflict, breach or default would have a material adverse effect on Valhi's ability to consummate the transactions contemplated hereby.

               5.2. Company Representations and Warranties. The Company hereby represents and warrants as follows:
                    (a) Organization and Authority. The Company is a cooperative corporation duly and validly organized and existing and in good standing under the laws of the State of Oregon and has full power to enter into and perform its obligations under this Second Amendment.
                    (b) Authorization; Enforceability. The execution, delivery and performance of this Second Amendment by the Company are within the power of the Company and have been duly authorized by all necessary action on the part of the Company. This Second Amendment is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
                    (c) No Violation or Conflict. The execution, delivery and performance of this Second Amendment by the Company do not and will not violate any law or the organizational documents of the Company, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, which violation, conflict, breach or default would have a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

               6.   Miscellaneous.
               6.1. Enforceability; Validity. Each party hereto expressly agrees that this Second Amendment shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms and against each of the parties hereto.

               6.2. Successors and Assigns. All of the covenants and agreements contained in this Second Amendment shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

               6.3. Governing Law. This Second Amendment, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

               6.4. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               6.5. Amendment; Waiver. No amendment, modification, termination or waiver of any provision of this Second Amendment, and no consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto. Any such amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

               6.6. Severability. If any provision of this Second Amendment shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Second Amendment, and this Second Amendment shall continue in all other respects to be valid and enforceable.
          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SNAKE RIVER SUGAR COMPANY
By   /s/ Allan Lipman
Its  President

VALHI, INC.
By   /s/ Bobby D. O'Brien
Its  Vice President

Acknowledged and Agreed:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By   /s/ Stephen Martin




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